Exhibit 10.40

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made this 31 day of July, 2013, by and between CWCA VISTA DISTRIBUTION 77, L.L.C., a Delaware limited liability company (“Landlord”), and NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord (successor in interest to Calwest Industrial Properties, LLC) and Tenant are parties to that certain Lease, dated as of June 12, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease, dated as of December 21, 2004 (the “First Amendment”), and that certain Second Amendment to Lease, dated as of January 13, 2006 (the “Second Amendment”, and collectively with the Original Lease and the First Amendment, the “Lease”), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 162,000 rentable square feet (as more particularly described in the Lease, the “Premises”) located at 1211 B, 1211 C and 1215 Park Center Drive, Vista, California, in the project commonly known as Vista Distribution Center.

WHEREAS, the Term is scheduled to expire on March 31, 2014, and Landlord and Tenant desire to extend the Term for an additional one hundred twenty (120) full calendar months from such expiration date and to amend the terms and conditions of the Lease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Extension of Term. The Term is hereby extended for a period of one hundred twenty (120) full calendar months, commending as of April 1, 2014 (the “Extension Date”) and expiring on March 31, 2024 (the “Extended Termination Date”) (which period is referred to herein as the “Extended Term”), unless sooner terminated in accordance with the terms of the Lease. From and after the date hereof, the “Term” shall be deemed to include the Extended Term. Tenant’s lease of the Premises during the Extended Term shall be subject to all the terms and conditions of the Lease, except as expressly modified herein, and except that Tenant shall not be entitled to receive any allowances, abatements, or other financial concession granted in connection with entering into the Lease unless such concessions are expressly provided for herein with respect to the Extended Term.

2. Rent.

(a) Monthly Installment of Rent Schedule. Effective as of the Extension Date the Monthly Installment of Rent for the Premises payable by Tenant to Landlord during the Extended Term is as follows:

From:	To:	Rentable Square Footage	Monthly Installment of Rent
4/01/2014	3/31/2015	162,000	$102,060.00
4/01/2015	3/31/2016	162,000	$104,611.50
4/01/2016	3/31/2017	162,000	$107,226.79
4/01/2017	3/31/2018	162,000	$109,907.46
4/01/2018	3/31/2019	162,000	$112,655.14
4/01/2019	3/31/2020	162,000	$115,471.52
4/01/2020	3/31/2021	162,000	$118,358.31
4/01/2021	3/31/2022	162,000	$121,317.27
4/01/2022	3/31/2023	162,000	$124,350.20
4/01/2023	3/31/2024	162,000	$127,458.95

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Monthly Installment of Rent shall remain as set forth in the Lease.

(b) Expenses and Taxes. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Expenses and Taxes in accordance with the terms of Article 4 of the Original Lease.

3. Slab and Drywall Repair. Notwithstanding anything to the contrary set forth in the Lease, Landlord shall contribute up to a maximum amount of Ten Thousand Dollars ($10,000) per calendar year for each calendar year of the Term (each, an “Annual Allowance”) commencing with calendar year 2014, to be used only for the Eligible Repair Costs (defined below) incurred by Tenant in such calendar year. As used herein, “Eligible Repair Costs” means the hard costs of non-structural repairs to the drywall and concrete slab in the Premises, provided that the damage being repaired is not caused by the acts or omissions of Tenant or any of the Tenant Entities. Without limiting the foregoing, the Eligible Repair Costs shall not include any soft costs, permitting fees, storage or moving costs, or finance costs. Payment of the Annual Allowance shall be made by Landlord to Tenant within thirty (30) days following the last to occur of (i) completion of repair(s) for which reimbursement is sought, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who performed such work, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority for any work which requires the same; provided, however, that Landlord shall have no obligation to pay any portion of any Annual Allowance during the occurrence of an Event of Default. The Annual Allowance for any calendar year shall only be available for reimbursement in accordance with the terms of this Section 3 on or before February 15 of the following calendar year; provided, however, the Annual Allowance for the last calendar year of the Term shall only be available for reimbursement in accordance with this Section 3 on or before February 15 of the year in which the Lease expires. The Annual Allowance is non-cumulative, so if Tenant does not fully utilize the Annual Allowance applicable to a calendar year during such calendar year, Tenant shall have no further right to the unused portion of such Annual Allowance. Eligible Repair Costs for any calendar year that exceed the Annual Allowance for such calendar year shall be at tenant’s sole cost and expense. The Annual Allowance shall be prorated for any partial calendar year at the end of the Term.

4. Office HVAC Replacement. Pursuant to the terms of the Lease, Tenant is responsible to maintain, repair, and replace the HVAC systems serving the Premises in accordance with the existing terms of the Lease. Notwithstanding the foregoing, if any of the HVAC units listed on Exhibit B attached hereto (each, an “Office HVAC Unit”) Requires Replacement (defined below) during the period commencing as of the date hereof and continuing through the end of the Extended Term, or as otherwise agreed by Landlord and Tenant, then Landlord shall, pursuant to the cost arrangement set forth below, be responsible for the removal and replacement of such Office HVAC Unit with a reasonably comparable unit and Landlord shall pay directly to the HVAC contractor undertaking the removal and replacement project the full cost of such removal and replacement project; provided, however, that as a condition to any Landlord payment obligation (i) Tenant shall provide prior written notice to Landlord of the failure and required replacement of the Office HVAC Unit in question, along with a detailed recommendation from a licensed and qualified HVAC contractor that the Office HVAC Unit Requires Replacement, (ii) Landlord shall determine the scope (including the brand, make, and model of the proposed replacement office HVAC Unit) and final budget for the removal and replacement project prior to the actual incurrence of any costs related thereto, (iii) Tenant shall provide Landlord with all necessary access to the Premises, and shall cooperate with Landlord in all respects, to undertake and complete the removal and replacement project, it being understood that Tenant shall not be entitled to any abatement of rent or claims of any kind against Landlord in connection with any inconvenience or accommodations which are required by Landlord, or in connection with any interference with Tenant’s business operations, as part of the completion of the project, and Tenant, at its sole cost and expense and prior to the commencement of the project, shall promptly remove all personal property, trade fixtures, equipment, office furniture and/or other similar items, if any, as may be required by Landlord for Landlord to undertake and complete the project, and (iv) Landlord shall not be responsible for any costs which are attributable, directly or indirectly, to the negligence or willful misconduct of Tenant or any of Tenant’s employees, contractors, agents, invitees, or similar parties. For the avoidance of doubt, Tenant acknowledges that Tenant’s failure to maintain the required HVAC Service Contract pursuant to the terms of the Lease is deemed to constitute negligence for the purposes of this Section 4. Notwithstanding the foregoing, the total cost for the removal and replacement of an Office HVAC Unit, excluding Landlord’s construction management fee, but including Landlord’s other direct costs associated therewith (collectively, the “Office HVAC Unit Replacement Cost”), shall be amortized over a fifteen

(15) year period (or such longer period as Landlord may determine is required in accordance with generally accepted accounting principles), with interest thereon at eleven percent (11%), and charged to Tenant as a direct pass-through cost in equal monthly installments over the remainder of the Term (including any renewals and extensions thereof), not subject to any limitations. In the event that Landlord replaces an Office HVAC Unit, then Landlord’s obligations under this Section 4 with respect to such replaced office HVAC Unit shall be deemed satisfied in full and the terms and conditions of this Section 4 shall not apply to the replacement Office HVAC Unit. For the avoidance of doubt, Tenant expressly acknowledges and agrees that the terms of this Section 4 shall only apply to the office HVAC Units listed on Exhibit B attached hereto and not to any other HVAC Units, whether added by Tenant or otherwise. As used herein, an Office HVAC Unit “Requires Replacement” when it has failed and a licensed and qualified HVAC contractor provides a detailed recommendation stating that the cost of making the necessary repairs to such Office HVAC Unit exceed thirty-five percent (35%) of the cost of replacement of such Office HVAC Unit with a reasonably comparable unit, and such recommendation is verified by Landlord’s own licensed and qualified HVAC Contractor.

5. Condition of the Premises. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will accept the Premises as of the Extension Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant. The foregoing does not affect the repair and maintenance obligations of Landlord as expressly set forth in the Lease. For the avoidance of doubt, Tenant acknowledges and agrees that any and all Landlords’ obligations with respect to any build-out of the Premises set forth in the Lease have been satisfied in full.

6. Renewal Option. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall have one (1) option to extend the Term (the “Renewal Option”) on the following terms and conditions.

(a) Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and the Renewal Commencement Date (as hereinafter defined), (i) Tenant is the tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Amendment and any space added to the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Term for an additional term of sixty (60) months (the “Renewal Term”) commencing on the day following the expiration of the Extended Term (the “Renewal Commencement Date”). Tenant shall give Landlord written notice (the “Renewal Notice”) of its election to renew the Term in accordance with the terms hereof at least (6) six months, but not more than nine (9) months, prior to the scheduled expiration date of the Extended Term.

(b) The Monthly Installment of Rent payable by Tenant to Landlord during the Renewal Term shall be the greater of (i) the Monthly Installment of Rent applicable to the last year of the Extended Term, and (ii) the then-prevailing market rate of comparable space in comparable buildings in the vicinity of the Property taking into account the size of the Lease, the length of the renewal term, market escalations, and the credit of Tenant. The Monthly Installment of Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

(c) Landlord shall notify Tenant of its determination of the Monthly Installment of Rent for the Renewal Term, and Tenant shall advise Landlord in writing of any objection within ten (10) business days of receipt of Landlord’s notice. Failure to respond within the ten (10) business day period shall constitute Tenant’s rejection of such Monthly Installment of Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Monthly Installment of Rent for a period of up to fifteen (15) business days after Landlord’s receipt of Tenant’s objection notice. If (i) Tenant has rejected (or been deemed to reject) such Monthly Installment of Rent or (ii) the parties cannot agree after Tenant objects, each acting in good faith but without any obligation to agree, on the Monthly Installment of Rent on or before the end of such fifteen (15) day business period, then Tenant’s exercise of the Renewal Option shall be deemed withdrawn and the Lease shall expire or terminate in accordance with its terms, unless either Landlord or Tenant timely exercises its right to arbitrate as set forth in subsection (d) below.

(d) Either party may elect to arbitrate the determination of Monthly Installment of Rent for the Renewal Term by sending written notice to the other party and the regional office of the American Arbitration Association closest to the Premises within three (3) business days after the expiration of the fifteen (15) business day negotiating period provided in the preceding paragraph, invoking the binding arbitration provisions of this Section. The arbitration to determine the applicable Monthly Installment of Rent for the Renewal Term shall be in accordance with the Real Estate Industry Arbitration Rules and Mediation Procedures of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Premises is located by a single arbitrator mutually selected by the parties and unaffiliated with either party. Landlord and Tenant shall each submit to the arbitrator their respective proposal of the appropriate Monthly Installment of Rent for the Renewal Term. The arbitrator must choose between the Landlord’s proposal and the Tenant’s proposal and may not compromise between the two or select some other amount. Notwithstanding any other provision herein, the Monthly Installment of Rent determined by the arbitrator for the Renewal Term shall not be less than, and the arbitrator shall have no authority to determine a Monthly Installment of Rent less than, the Monthly Installment of Rent in effect as of the scheduled expiration of the Extended Term. The cost of the arbitration shall be borne equally between the parties. If the arbitrator has not determined the Monthly Installment of Rent by the end of the original Term, Tenant shall pay one hundred five percent (105%) of the Monthly Installment of Rent in effect under the Lease as of the end of the original Term until the Monthly Installment of Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them, including the reimbursement of any credit that may be due for Monthly Installment of Rent actually paid by Tenant which is higher than the final Monthly Installment of Rent determined in accordance with the procedures set forth herein for such period. For the avoidance of doubt, the parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this exhibit and to enter judgment upon the decision of the arbitrator.

(e) The determination of the Monthly Installment of Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Expenses, Taxes, and any other reimbursable or chargeable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such items with respect to the Premises during the Renewal Term.

(f) Except for the Monthly Installment of Rent for the Renewal Term as determined above, Tenant’s occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew, terminate or extend the Lease.

(g) If Tenant does not give the Renewal Notice within the period set forth above, the Renewal Option shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(h) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Renewal Commencement Date in “as-is” condition.

(i) If the Lease is extended for the Renewal Term, then, promptly after the determination of Monthly Installment of Rent in accordance with the terms of this Section 6, Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

(j) If Tenant exercises its right to extend the term of the Lease for the Renewal Term pursuant to this Section 6 and the parties execute the amendment, the term “Term” as used in this Lease, shall be construed to include, when practicable, the Renewal Term except as provided in subsection (f) above.

7. Deleted Provisions. As of the date hereof, Section 9 of the Addendum to the Original Lease (Option to Renew) is hereby deleted in its entirety and is of no further force or effect.

8. Landlord’s Address. Landlord’s address for notices set forth in the Lease is hereby deleted in its entirety and is replaced with the following:

“CWCA VISTA DISTRIBUTION 77, L.L.C.

c/o IndCor Properties

Two North Riverside Plaza, Suite 2350

Chicago, IL 60606

Attn: Lease Administration

with a copy to:

CWCA VISTA DISTRIBUTION 77, L.L.C.

c/o IndCor Properties

7887 East Belleview Ave., Suite 325

Denver, CO 80111

Attn: Charles Sullivan”

9. Wire Instructions and/or Address For Rent Payment. The Wire Instructions and/or Address for Rent Payment set forth in the Lease is hereby deleted in its entirety and is replaced with the following:

“ACH/Wire Payments:

Bank Name: JP Morgan Chase

Bank Address: 277 Park Avenue, 22nd Floor, New York, NY 10172

ABA #: ACHs – 071000013, Wires – 021000021

Account #: 479562865

Account Name: CWCA East Howell 59, L.L.C.

US Mail:

CWCA VISTA DISTRIBUTION 77, L.L.C.

P.O. Box 101257

Pasadena, CA 91189-0005

Overnight Mail:

JP Morgan Chase

2710 Media Center Drive

Building #6, Suite #120

Los Angeles, CA 90065

Attn: CWCA VISTA DISTRIBUTION 77, L.L.C.”

10. OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the defaulting party.

11. Tenant’s Broker. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction, other than Hughes Marino. Tenant agrees to indemnify and hold Landlord and the Landlord Entities harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

12. No Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

13. Authority. Tenant represents and warrants to Landlord that if Tenant is not a natural person, Tenant has been and is qualified to do business in the state in which the Premises is located, Tenant has full right and authority to enter into this Amendment, and that all person signing on behalf of Tenant were authorized to do so by appropriate actions.

14. Severability. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

15. Counterparts and Delivery. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute on Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord’s request, deliver original copies of this Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment.

16. Conflict; Ratification; Integration. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove. The recitals set forth herein are incorporated by reference. Capitalized terms used in this Amendment shall have the same definitions as set for the in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment. This Amendment and any attached exhibits set forth the entire agreement between the parties with respect to the matters set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

LANDLORD:		TENANT:

CWCA VISTA DISTRIBUTION 77, L.L.C. a Delaware limited liability company		NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Charles E. Sullivan	By:	/s/ Kenneth Wolf
Name:	Charles E. Sullivan	Name:	Kenneth Wolf
Title:	Vice President	Title:	COO & CFO

Dated:	August 22, 2013	Dated:	July 31, 2013

EXHIBIT A

WORK LETTER

1.	Tenant’s Work.

(a) Tenant’s Work. Landlord shall contribute up to a maximum amount of Two Hundred Forty-Three Thousand Dollars ($243,000.00) (the “Allowance”) towards Tenant’s real property alternations and improvements to the Premises (collectively, the “Tenant’s Work”):

(b) Landlord’s Approval; Tenant’s Obligations. The Tenant’s Work shall be deemed Alterations and shall be subject to the terms of Section 6 of the Original Lease. In addition to obtaining Landlord’s consent as and when required pursuant to Section 6 of the Lease, Tenant shall obtain Landlord’s prior written consent for any of the Tenant’s Work for which Tenant will seek reimbursement from the Allowance. In all cases, Tenant shall deliver plans and specifications for Tenant’s Work, and any other documentation reasonably requested by Landlord, to Landlord for approval prior to commencing any of Tenant’s Work. Tenant’s Work shall be constructed in a good and workmanlike manner and in compliance with all governmental laws, ordinances and regulations, and Tenant shall perform, at its expense, any alteration or modification required by all governmental laws, ordinances and regulations as a result of Tenant’s Work. Landlord may monitor the construction of Tenant’s Work, subject to the obligation to provide prior notice to Tenant of any entry onto the Premises (except in the case of emergency, in which case no prior notice is required). In addition, if Tenant utilizes Landlord’s property manager for construction management services, Landlord may collect a construction management fee in an amount equal to five percent (5%) of the cost of the Tenant’s Work, and such fee shall be paid, in part or in whole, from the Allowance with any amount not covered by the Allowance to be paid by Tenant directly to Landlord (or, at Landlord’s election, to Landlord’s property manager).

(c) Allowance. The Allowance may be used only for the hard costs and Eligible Soft Costs (as hereinafter defined) of construction of Tenant’s Work pursuant to the approved plans and specifications. “Eligible Soft Costs” shall be deemed to be costs and expenses incurred by Tenant which are directly and primarily related to Tenant’s Work and which related solely to the work of any architect, space planner, engineer, or similar construction professional or which are direct payments made to applicable authorities for permitting and license fees; provided, however, that in no event shall the Eligible Soft Costs exceed fifteen percent (15%) of the total Allowance or be used for services provided in connection with the negotiation of the Lease. For the avoidance of doubt, Eligible Soft Costs shall expressly exclude any financing costs, attorneys’ fees, or other costs and expenses not expressly permitted hereunder. In no event will the Allowance be used to pay for any costs that are not Eligible Soft Costs or hard costs of real property improvements or alterations, including, without limitation, moving or storage expenses or furniture, racking, equipment, cabling, telephone systems or any other item of personal property which is not intended to be permanently affixed to the Premises. Payment of the Allowance shall be made by Landlord to Tenant within thirty (30) days following the last to occur of: (i) completion of Tenant’s Work, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who performed Tenant’s Work, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority for any work which requires the same. Landlord shall be under no obligation to pay for any of Tenant’s Work in excess of the Allowance. Further, the Allowance shall only be available for Tenant’s use for work performed and submitted to Landlord for reimbursement in accordance with the terms of this subsection (c) on or before December 31, 2014, at which time Tenant hereby waives any and all rights to any unused portion of the Allowance.

EXHIBIT B

Office HVAC Units

HVAC Unit Type	Unit #	Make	Model	Serial Number	Tonage

Package Unit	1211-40	Carrier	N/A	N/A	3
Package Unit	HP-2	Carrier	50QQ036	PAC	3
Package Unit	HP-3	Trane	WCD060A300BA	E26106429	5
Package Unit	HP-4	Trane	WCD048A300BA	E1604455	4
Package Unit	HP-6	Carrier	N/A	N/A	5
Package Unit	HP-60	Carrier	N/A	N/A	5